Q4/YE Results

March 5, 2004

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Genome Therapeutics Reports Financial Results for Fourth Quarter and Fiscal Year 2003

- Conference call with senior management scheduled for 9:00 AM ET today -

Waltham, Mass., March 5, 2004 — Genome Therapeutics Corp. (Nasdaq: GENE) today reported financial results for the fourth quarter and year ended December 31, 2003. For the fourth quarter ended December 31, 2003, the Company reported a net loss of ($1,333,000), or ($0.04) per basic and diluted share, on total revenues of $1,740,000. This compares to a net loss of ($8,842,000), or ($0.38) per basic and diluted share, on total revenues of $5,838,000 for the same period of 2002. Management noted that the $3 million payment from Aventis Pasteur for the transfer of intellectual property in the fourth quarter of 2003 was recorded as “Other Income.”

For the year ended December 31, 2003, the Company reported a net loss of ($29,789,000), or ($1.13) per basic and diluted share, on total revenues of $9,059,000. This compares to a net loss of ($34,017,000), or ($1.48) per basic and diluted share, on total revenues of $22,987,000 during the year ended December 31, 2002. The net loss for the full year of 2003 includes two charges totaling approximately $10.8 million. These charges consisted of $5.3 million associated with the continued restructuring of the Company’s internally funded research programs and a $5.5 million one-time charge in the second quarter related to the retirement of $15 million in convertible notes. Of the total $10.8 million, approximately $9.4 million were non-cash charges. Accordingly, cash utilization for operations for the year ended December 31, 2003 was approximately $17 million as compared to approximately $30 million for 2002.

Management reported that research and development expenses for 2003 decreased 32% to $22,163,000 from $32,466,000 in the prior year. Research and development expenses for 2003 focused on the clinical development program for the novel antibiotic, Ramoplanin. The Company’s cash, cash equivalents and marketable securities at the end of 2003 were approximately $29 million. Subsequent to the end of the year, the Company raised approximately $81 million in net proceeds in a registered direct common stock offering conducted in conjunction with the merger with Genesoft Pharmaceuticals which was completed in February 2004.

“Our financial results for 2003 reflect our commitment to growing the company into a product-focused organization,” stated Steven M. Rauscher, President and CEO of Genome Therapeutics. “The successful merger with Genesoft and the pending launch of our FDA-approved antibiotic, FACTIVE®, highlight our transformation into a commercialization company.”

Q4/YE Results

Highlights

Over the past year, Genome Therapeutics advanced its evolution into a product-focused biopharmaceutical company with the merger with Genesoft Pharmaceuticals while continuing to progress its late-stage clinical candidate, Ramoplanin, as the Company’s business strategy emphasized product development and commercialization.

Merger with Genesoft Pharmaceuticals

On November 18, 2003, Genome Therapeutics announced a definitive agreement to merge with Genesoft Pharmaceuticals, a privately-held pharmaceutical company in South San Francisco. The merger and associated financing of approximately $81 million, which closed on February 6, 2004, have created an emerging biopharmaceutical company initially focused on anti-infectives with an FDA-approved antibiotic, FACTIVE® (gemifloxacin mesylate) tablets, expected to launch in the U.S. this summer.

FACTIVE tablets, part of the fluoroquinolone class of antibiotics, are approved in the U.S. for treating community-acquired pneumonia of mild to moderate severity and acute bacterial exacerbations of chronic bronchitis. FACTIVE tablets are the only antibiotic approved for the treatment of multi-drug resistant Streptococcus pneumoniae. The Company also plans to file an NDA for FACTIVE tablets for acute bacterial sinusitis and to initiate a Phase I trial of the FACTIVE intravenous formulation next year.

Through the merger, Genome Therapeutics has also gained access to a series of oral peptide deformylase (PDF) inhibitors being developed for the treatment of community respiratory infections. While preparations are underway to prepare the oral PDF inhibitor program for Phase I testing, we anticipate seeking a co-development partner to advance the program through clinical development.

Ramoplanin

In 2003, the Company expanded the clinical development program for Ramoplanin by initiating a Phase II clinical trial of the novel antibiotic in a second indication: treatment of Clostridium difficile-associated diarrhea (CDAD). The Phase II trial is expected to be completed in the coming months and, pending a successful outcome, the Company expects to commence the Phase III program of Ramoplanin for CDAD by the end of this year. The FDA, recognizing the critical unmet need for treating this condition, has granted Fast Track status for the development of Ramoplanin in CDAD.

The Phase III trial of Ramoplanin for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE) continues to enroll patients at a slow pace. Currently, the trial is approximately 60% complete based on the number of bloodstream infections observed to date (65 bloodstream infections are required for completion). Based on its current development plans, the Company expects that the CDAD indication will be the first indication for which it would file a New Drug Application.

Ramoplanin continued to receive attention in journal articles and at scientific meetings. Specifically, scientists presented research abstracts on Ramoplanin at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID), the 43rd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) and the Annual Meeting of the Infectious Diseases Society of America (IDSA). In addition, the Journal of Antimicrobial Chemotherapy published a special supplement on the threat of VRE and Ramoplanin’s potential role.

Intellectual Property

Over the last year, Genome Therapeutics has been issued several key patents on important organisms and discoveries consistent with our strategy of seeking protection for clinically relevant inventions. Relatedly, the Company recently transferred its Streptococcus pneumoniae patent portfolio to Aventis Pasteur for $3 million.

Q4/YE Results

Biopharmaceutical Focus

In early 2003, Genome Therapeutics took a major step in transforming its business focus toward product development and commercialization by divesting its genomics services business unit, GenomeVision™ Services, to Agencourt Bioscience. Through February 2005, Genome Therapeutics receives a percentage of Agencourt revenues derived from the commercial and government customers transferred to Agencourt. The Company also made an equity stake in Agencourt in connection with the transaction.

The Company has also taken additional steps to reduce its investment in early-stage discovery research by reducing its headcount in this area.

2004 Overview

“We are clearly on the path to building a biopharmaceutical company with a strong pipeline of anti-infectives,” stated Mr. Rauscher. “This year we expect to launch FACTIVE tablets in the U.S. for its two approved indications and initiate the Phase III program of Ramoplanin for CDAD.”

“As we expand the market for our lead product, we expect to seek a co-promotion partner in the U.S, file an NDA for FACTIVE tablets for acute bacterial sinusitis and advance the FACTIVE intravenous formulation into the clinic in 2005,” Mr. Rauscher added. “We also seek to secure a co-development partner to advance our oral PDF inhibitor program into the clinic.”

Management noted that physician selling is scheduled to commence in September and that 2004 revenues will primarily reflect wholesaler and pharmacy stocking. Guidance on 2004 FACTIVE revenues will be provided later in the year. Additionally, while management expects the expenses in early-stage research to continue to decrease over the year, increased sales and marketing expenditures related to the launch of FACTIVE tablets are also anticipated.

As of December 31, 2003, the Company had approximately $29 million in cash, cash equivalents and marketable securities. This figure does not include the $81 million in net proceeds raised in February 2004 in conjunction with the completion of the merger with Genesoft Pharmaceuticals.

Non-GAAP Financial Measures

This press release includes financial measures for net loss and cash utilization for operations that differ from financial measures as defined by generally accepted accounting principles (GAAP). The Company provides these measures because it believes they will provide a more consistent basis for comparison between the financial periods covered by this release and that they will be helpful to investors as they assess the financial status of the Company. The financial measure for ‘net loss before convertible debt retirement’ differs from GAAP in that it excludes the one-time, non-cash charge of $5.5 million related to the retirement of convertible debt. The financial measure for ‘cash utilization for operations’ differs from GAAP in that it adds net cash associated with the purchase of capital equipment ($100,000 in 2003 versus $3.8 million in 2002) to net cash used in operating activities.

About Genome Therapeutics

Genome Therapeutics is a biopharmaceutical company committed to the clinical development and commercialization of important new therapeutics to fill unmet medical needs. The Company is preparing for a launch in the summer of 2004 of its lead product, FACTIVE® (gemifloxacin mesylate) tablets, recently approved by the FDA.

In addition, the Company also has a novel antibiotic candidate, Ramoplanin, in a Phase II trial for the treatment of Clostridium difficile-associated diarrhea and in Phase III development for the prevention of vancomycin-resistant enterococci bloodstream infections. The Company’s preclinical programs include an oral peptide deformylase inhibitor series for the potential treatment of respiratory tract infections, as well as development of a FACTIVE® intravenous formulation. For more information, please visit www.genomecorp.com.

Q4/YE Results

Important Safety Information about FACTIVE Tablets

FACTIVE tablets are orally administered, broad-spectrum fluoroquinolone antibiotics to which Genome Therapeutics has licensed all North American and European rights for commercialization. FACTIVE tablets are approved for the treatment of community-acquired pneumonia of mild to moderate severity(1) and for treating acute bacterial exacerbations of chronic bronchitis(2). FACTIVE tablets should only be used to treat infections that are proven or strongly suspected to be caused by bacteria. It does not treat viral infections. The most common side effects include diarrhea, rash, nausea, headache, vomiting, stomach pain, dizziness, and taste perversion. Serious and occasionally fatal hypersensitivity and/or anaphylactic reactions have been reported in patients receiving fluoroquinolone therapy. FACTIVE tablets should be discontinued immediately at the appearance of any sign of a hypersensitivity reaction and the need for fluoroquinolone therapy should be evaluated. FACTIVE tablets should also be discontinued if a patient experiences pain, inflammation, or rupture of a tendon. As with other fluoroquinolones, FACTIVE tablets should be used with caution in patients with CNS diseases and those who present with diarrhea, and should be discontinued if a patient experiences central nervous system reactions.

The safety and effectiveness of FACTIVE tablets in children, adolescents, pregnant women, and lactating women have not been established. Gemifloxacin may prolong the QT interval in some patients and should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders, and patients receiving class 1A or class III antiarrhythmic agents. Patients should not take antacids containing magnesium and/or aluminum or products containing ferrous sulfate (iron), multivitamin preparations containing zinc or other metal cations, or Videx® (didaosine) chewable/buffered tablets or the pediatric powder for oral solution within 3 hours before or 2 hours after taking FACTIVE tablets. FACTIVE tablets should be taken at least 2 hours before sucralfate. As with all drugs in the class, patients should avoid excessive sunlight or artificial ultraviolet light while taking FACTIVE tablets, and should discontinue treatment if a photosensitivity reaction is suspected. Patients receiving FACTIVE tablets should also maintain adequate hydration. For complete prescribing information, please see the package insert available at www.factive.com.

Conference Call & Webcast Information

A conference call will be held today at 9:00 AM ET with Steven Rauscher, President and CEO; Gary Patou, M.D., Executive Vice President and Chief Medical Officer and Stephen Cohen, Senior Vice President and Chief Financial Officer. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.genomecorp.com. A replay will be available two hours after the conclusion of the call until March 12, 2003. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 5937697. A replay of the webcast will also be available on the Company’s website.

(1)	Caused by Streptococcus pneumoniae (including multi-drug resistant strains), Haemophilus influenzae, Moraxella catarrhalis, Mycoplasma pneumoniae, Chlamydia pneumoniae or Klebsiella pneumoniae.
(2)	Caused by Streptococcus pneumoniae, Haemophilus influenzae, Haemophilus parainfluenzae or Moraxella catarrhalis.

Q4/YE Results

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These factors include the risk that the businesses of Genome Therapeutics and Genesoft Pharmaceuticals will not be integrated successfully and the significant costs related to the integration. In addition, our business is significantly dependent upon our ability to launch the commercial sale of FACTIVE® tablets, and, due to the limitations on our resources and experience in commercializing products, there can be no assurance that we will be able to successfully launch FACTIVE tablets. Even if we succeed in launching FACTIVE tablets, the product may not gain market acceptance due to competition from competing products or unanticipated safety, efficacy, manufacturing or other regulatory issues. It is also uncertain whether we will be able to expand the indications for which FACTIVE tablets are approved as a result of, for example, failures in future clinical trials or safety concerns. We continue to be subject to the risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to successfully develop and commercialize products based on our discoveries. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

- tables follow -

Q4/YE Results

GENOME THERAPEUTICS CORP.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues:
Biopharmaceutical	$1,490	$1,510	$7,009	$7,716
Genomics services	250	4,328	2,050	15,271

Total revenues	1,740	5,838	9,059	22,987

Costs and expenses:
Cost of services	—	4,856	1,903	15,041
Research and development	4,622	7,126	22,163	32,466
Selling, general and administrative	1,941	2,507	7,404	9,382
Restructuring charge	524	—	5,257	—

Total costs and expenses(1)	7,087	14,489	36,727	56,889

Loss from operations(1)	(5,347)	(8,651)	(27,668)	(33,902)

Other Income (Expense):
Interest income / (expense)	126	(192)	(410)	(167)
Gain (loss) on sale of fixed assets	242	1	183	52
Other Income(2)	3,646	—	3,646	—

Net other income (expense)	4,014	(191)	3,419	(115)

Net loss before convertible debt retirement expense(1)	(1,333)	(8,842)	(24,249)	(34,017)

Convertible debt retirement expense	—	—	(5,540)	—

Net loss	$(1,333)	$(8,842)	$(29,789)	$(34,017)

Basic/diluted net loss per common share	$(0.04)	$(0.38)	$(1.13)	$(1.48)

Basic/diluted weighted average common shares outstanding	31,415,827	23,040,590	26,289,876	22,920,875

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	December 31, 2003	December 31, 2002
Cash, cash equivalents and marketable securities(3)	$28,665	$50,866
Total assets(3)	40,516	65,845
Long-term obligations, net of current maturities	292	15,654
Shareholders’ equity(3)	29,940	35,417

(1)	Represents a non-GAAP financial measure
(2)	Primarily reflects $3 million payment from Aventis Pasteur, as well as a realized gain related to the sale of securities
(3)	Does not include $81 million in net proceeds raised in a registered direct common stock offering in February 2004